Exhibit 10.13
AMENDMENT NUMBER NINE TO
CONCENTRATE PURCHASE AND SALES AGREEMENT

This AMENDMENT NUMBER NINE (this “Amendment”), dated as of April 10, 2017, to Concentrate Purchase and Sales Agreement No. 98-1, dated as of December 11, 1996, as previously amended (the “Agreement”), is entered into between PT FREEPORT INDONESIA, an Indonesian limited liability company (hereinafter “Seller”), and PT SMELTING, an Indonesian limited liability company (hereinafter “Buyer”). All terms used herein with initial capitalization shall have the same meaning herein as in the Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Seller desire to amend certain provisions of the Agreement; and

WHEREAS, Buyer and Seller wish to enter into this Amendment to evidence their agreement regarding such matters.

NOW, THEREFORE, Buyer and Seller hereby agree as follows:

1.    Section 9.3, Minimum and Ceiling Smelting and Refining Charges. Effective as to Contractual Tonnage shipped from and after May 1, 2017, the existing Section 9.3 of the Agreement is deleted in its entirety and the following new Section 9.3 is substituted in its place:

9.3    Minimum and Ceiling Smelting and Refining Charges. Notwithstanding anything to the contrary recited in this Agreement, for each cargo of Contractual Tonnage shipped from May 1, 2017 to and including April 30, 2020, if the smelting and refining charges for all payable metals (copper, gold and silver) and any applicable price participation (on a combined basis) for the average of the Part A Tonnage (if applicable) and the Part B Tonnage are below the amount (denominated in U.S. cents) per pound of Payable Copper determined in accordance with the following provisions of this Section 9.3 (the “Floor TC’s and RC’s”), then the smelting and refining charges for all such payable metals including any applicable price participation (on a combined basis) for the average of the Part A Tonnage (if applicable) and the Part B Tonnage shall be the amount of the Floor TC’s and RC’s per pound of Payable Copper. The applicability and amount of the Floor TC’s and RC’s shall be determined on a shipment-by-shipment basis and reflected on Seller’s final invoice for each shipment of Concentrates hereunder during such period, subject to the reconciling invoices issued by Seller following the end of each Contract Year as provided below in this Section 9.3, whenever the Floor TC’s and RC’s are applicable.

The Floor TC’s and RC’s shall be a figure expressed as U.S. cents per pound of Payable Copper determined annually and sufficient to cover, when applied to the pounds of Payable Copper contained in the Contractual Tonnage for such year, Buyer’s cash operating costs net of credits, plus all costs of debt service and working capital costs, to produce 205,000 metric tons per annum of copper anode, using the methodology and taking into account only those items listed in Appendix “B” added to this Agreement pursuant to the Amendment Number Five to Concentrate Purchase and Sales Agreement dated March 19, 2009, and any other items that are mutually agreed in writing by Buyer and Seller (the “Base Tonnage Costs”). By January 31 of each applicable Contract Year, Buyer shall make and communicate to Seller in writing, subject to Seller’s review and approval which shall not be unreasonably withheld or delayed, a provisional determination of the Floor TC’s and RC’s, based on the projected Base Tonnage Costs stated in the relevant line items of Buyer’s approved annual budget (i.e. including only the items allowable in accordance with the foregoing provisions of this paragraph). Until the parties agree on the provisional Floor TC’s and RC’s for a particular Contract Year, the Floor TC’s and RC’s for the prior Contract Year (either the provisional determination or the final determination for the prior Contract Year, whichever is presently applicable), shall apply on a provisional basis. By January 31 following the end of each Contract Year, Buyer shall make and communicate to Seller in writing, subject to Seller’s review and approval which shall not be unreasonably withheld or

{HD084309.3}    Amendment Number Nine to Gresik CPSA    1

delayed, a final determination of the Base Tonnage Costs and the Floor TC’s and RC’s for such Contract Year, using the same methodology described above but utilizing actual costs. Seller shall use its reasonable endeavors to review and provide its response within ten (10) Business Days after receipt of such final determination. Within thirty (30) days following Seller’s approval of such final determination, reconciling invoices (adjusting budget to actual) shall be issued by Seller on a shipment-by-shipment basis, if required. Further, the parties agree that for each cargo of Contractual Tonnage shipped during the period from May 1, 2017 to and including April 30, 2020, the price for sulphur utilized to calculate the sulphuric acid credit for both the provisional and final determinations of the Floor TC's and RC's shall not exceed U.S.$150.00 per ton.

For good order sake, the determination for the Floor TC’s and RC’s applicable for the first period (May 1, 2017 to and including December 31, 2017) and the last period (January 1, 2020 to and including April 30, 2020), both partial years, shall be based on the full calendar year Base Tonnage Costs (i.e., full year 2017 and full year 2020) in order to avoid distortions that could potentially be caused if such determinations were based on only the partial year Base Tonnage Costs for such years.

Also, for each cargo of Contractual Tonnage shipped under the Agreement from May 1, 2017 to and including April 30, 2020, if the smelting charge per dry metric ton and the Payable Copper refining charge per pound of Payable Copper for the average of the Part A Tonnage (if applicable) and the Part B Tonnage are (i) above $110.00 as to the smelting charge, and (ii) above $0.11 as to the Payable Copper refining charge, then the smelting charge shall be $110.00 and the Payable Copper refining charge shall be $0.11 (collectively the “Ceiling Smelting and Payable Copper Refining Charges”). The applicability and amount of the Ceiling Smelting and Payable Copper Refining Charges shall be determined on a shipment-by-shipment basis and reflected on Seller’s final invoice for each shipment of Concentrates hereunder during such period, whenever the Ceiling Smelting and Payable Copper Refining Charges are applicable. In order to avoid any misunderstanding, the applicability of the Ceiling Smelting and Payable Copper Refining Charges shall not be predicated upon MMC’s receipt of a 13% simple return nor shall its applicability be limited to the recovery of amounts previously paid by Seller as Floor TC’s and RC’s. The only circumstance in which the Ceiling Smelting and Payable Copper Refining Charges shall not apply is in the event that the Floor TC’s and RC’s exceed the Ceiling Smelting and Payable Copper Refining Charges, and in such case, the Floor TC’s and RC’s shall apply notwithstanding the Ceiling Smelting and Payable Copper Refining Charges.

2.    Effect. Except as provided in this Amendment, the Agreement remains in full force and effect as written.

[Signatures appear on following page]

{HD084309.3}    Amendment Number Nine to Gresik CPSA    2

IN WITNESS WHEREOF, this Amendment is executed by the duly authorized representatives of Buyer and Seller.

WITNESS: _____________	PT FREEPORT INDONESIA By: /s/ Javier Targhetta Javier Targhetta Senior Vice President
WITNESS: _____________	PT SMELTING By: s/s Hiroshi Kondo Hiroshi Kondo President Director

{HD084309.3}    Amendment Number Nine to Gresik CPSA    3